Exhibit 99.1

NeuroMetrix Reports Q1 2020 Financial Results

WOBURN, Mass., April 23, 2020 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended March 31, 2020. The Company is a leading developer of neurostimulation-based medical devices that are used to diagnose and treat chronic health conditions.

Q1 2020 Highlights:

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Total revenue in Q1 2020 was $2.2 million. Revenue was adversely impacted by a drop-off in business activity in March due to the COVID-19 pandemic. Q1 2020 gross margin was $1.6 million or 71.4%, which is the highest gross margin percentage that Company has achieved since 2009.

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DPNCheck® revenue was a record $1.3 million despite the sales drop-off in March. Substantial progress was made on the second generation DPNCheck system that is targeted for launch in late 2020. This product will position the DPNCheck business for long-term revenue growth.

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ADVANCE™ revenue was $260 thousand in Q1 2020. The Company has been managing this business for cash flow for the past 5 years but intends to evaluate R&D and marketing investments later this year given the ongoing market demand.

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Sales of Quell® direct to consumers (OTC) were $570 thousand with a gross margin above 70% and a positive operating margin. The Company provided engineering support for Quell technology as part of its collaboration with GlaxoSmithKline, which continues to help fund Quell R&D.

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The Company reported that it has two investigational clinical targets in its prescription Quell pipeline: fibromyalgia and chemotherapy-induced peripheral neuropathy (CIPN). These are both large markets with few effective treatments and significant unmet needs.

The Company responded to the COVID-19 pandemic by modifying its operating structure to support employee safety while continuing to provide essential pain relief products to our customers. In addition, the Company created a program to provide Quell devices to individuals with chronic pain who are unable to afford the technology due to the challenging economic conditions.

"Despite the commercial slow down attributable to COVID-19 in March, we were encouraged by Q1 sales activity coupled with a 70%+ gross margin and an improving operating margin. While there is more work to be done to achieve operating profitability, we believe these financial results demonstrate the potential of our core businesses,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “We are uncertain when the sales drop-off we saw in March will abate and start to return to normal. However, we hope that revenue lost in Q1 and Q2 will be recovered in the second half of the year. In the meantime, we are focused on employee safety, serving our customers and continuing our R&D programs.”

Financials:

In the first quarter of 2020, total revenues were $2.2 million, down 30% from $3.1 million in the prior year period. Gross margin was $1.6 million versus $0.8 million in Q1 2019. The gross margin rate of 71.4% improved from 48% in Q1 2019, excluding the effect of inventory charges taken in the year ago quarter. Operating expenses were $2.2 million, a reduction of $2.3 million from $4.5 million in Q1 2019. Collaboration income of $5.7 million was recognized in Q1 2019. Net loss was $0.7 million compared to net income of $2.1 million in Q1 2019. Net cash usage from operations was $0.8 million compared with net cash provided by operations of $0.4 million in Q1 2019. The Company ended the quarter with cash of $2.8 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, April 23, 2020. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 6528139. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 6528139. It will remain available for one week. The call will also be webcast and accessible at
http://www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is a leading developer and manufacturer of diagnostic and therapeutic neurostimulation-based medical devices that are used throughout the world.  The Company has three FDA cleared commercial products.  DPNCheck® is a point-of-care test that is used to evaluate peripheral neuropathies.  ADVANCE™ is a point-of-care device that provides nerve conduction studies as an aid in diagnosing and evaluating patients suspected of having focal or systemic neuropathies.  Quell® 2.0 is a wearable, mobile app enabled, neurostimulation device indicated for symptomatic relief and management of chronic pain and is available OTC.  The Company maintains an active, industry-leading R&D program.  For more information, visit NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended March 31,
	2020	2019

Revenues	$2,172,036	$3,122,935

Cost of revenues	620,190	2,324,231

Gross profit	1,551,846	798,704

Operating expenses:
Research and development	533,620	855,081
Sales and marketing	424,349	2,025,288
General and administrative	1,251,746	1,619,490

Total operating expenses	2,209,715	4,499,859

Loss from operations	(657,869)	(3,701,155)

Collaboration income	—	5,734,849
Other income	498	16,813

Net income (loss)	$(657,371)	$2,050,507

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	March 31, 2019	December 31, 2019

Cash and cash equivalents	$2,816,485	$3,126,206
Other current assets	2,061,383	2,304,608
Noncurrent assets	1,328,628	1,462,872
Total assets	$6,206,496	$6,893,686

Current liabilities	$2,882,143	$3,446,778
Lease Obligation, net of current portion	810,235	916,674
Stockholders’ equity	2,514,118	2,530,234
Total liabilities and stockholders’ equity	$6,206,496	$6,893,686